THE CAC GROUP

COMMERCIAL REAL ESTATE

STEVEN A. ANDERSON

255 CALIFORNIA STREET
2ND FLOORSAN
FRANCISCO, CA 94111
TEL 415-291-8880
DIRECT 415-291-8880

VICE PRESIDENT
FAX  415-291-8208


November 17, 1997



Mr. Kim Jones
Forecross Corporation
90 New Montgomery Street
Suite 710
San Francisco, CA 94105



RE: Lease Expansion Proposal for Forecross Corporation at 90 New Montgomery Street, San Francisco

Dear Kim:

The following is a preliminary letter of intent and outlines the basic business terms and conditions of a proposed lease between The Canada Life Assurance Company (as "Landlord") and Forecross Corporation (as "Tenant") at 90 New Montgomery Street, San Francisco (the "Building").

1. PREMISES: Approximately 3,974 rentable square feet (suite 1401) on floor 14 ("Premises"). Exhibit A attached hereto shows the location of the Premises on the floor. Final space measurement would be subject to Landlord's architect's review.

2.   TERM:  January 1, 1998 to December 31, 2,001.

3. COMMENCEMENT: January 1, 1998 or upon delivery of Premises to Tenant, whichever is sooner.

4.   BASE RENT:  $ 36.00,per square foot, fully serviced.

5. TENANT IMPROVEMENTS: Tenant would accept the Premises in their "as is" configuration and condition. Prior to Tenant's occupancy the Landlord, at its sole cost and expense, shall recarpet and repaint the Premises using building standard finishes.

Mr. Kim Jones
November 17, 1997
Page 2


     An additional $5.00 per square foot in tenant improvements could be Amortized as additional rent over the term of the remaining lease term. The Landlord would use 11% interest per annum for amortization of Landlord's costs.

     Landlord would prepare all architectural and  engineering  services  needed
     In  connection  with  the  construction   of  the  tenant  improvements  if
     necessary. The costs for architectural and engineering services would be paid out of the Tenant's amortized costs.

6. BASE YEAR FOR OPERATING EXPENSES AND PROPERTY TAXES: Calendar Year 1997 from January 1, 1997 through December 31, 1997 ("Base Year") based an a 95% occupied building. Base Year expenses would be included as part of the Base Rent.

If in any calendar year after the Base Year operating expenses and property taxes exceed those for the Base Year, Tenant would pay its pro rata share of any such increase.

7. SECURITY DEPOSIT: One months' Base Rent would be held by Landlord in a non-interest bearing account for the lease term.

8. ADVANCE RENT: Tenant would pay to Landlord one (1) month's rent upon execution of the lease agreement between Landlord and Tenant. The advance rent would apply to the 1st month's Base Rent payable under the Lease.

9. AGENCY: Landlord and Tenant have been notified and acknowledge the fact that The CAC Group and NAMCO represent both the Landlord and Tenant in this transaction.

10. FINANCIAL REVIEW: Tenant is to submit evidence of its financial condition (i.e. financial statements, bank references, etc.) with this signed letter for review and approval by Landlord.

Landlord requests that Tenant evidence by its signature below (1) that the foregoing correctly reflects the basic business terms upon which Tenant would be prepared to enter into a lease, and (2) Tenant's understanding that this letter of intent is preliminary only in nature and is not intended to create any legal obligation binding on either party. It is to be used as a basis for preparation of a definitive written lease which may contain materially additional or different terms and conditions, and which will be subject, in any event, to approval in form and substance by each party and its respective counsel. Any binding agreement will be only evidenced by such definite lease, so approved and mutually executed and delivered by the parties. We have enclosed a basic lease information form which the Tenant would need to complete in order to allow the Landlord to properly prepare the lease document.

Tenant is encouraged to sign and return one duplicate of this letter prior to November 25, 1997, so that we may proceed. Naturally, the matter needs to go

Mr. Kim Jones
November 17, 1997
Page 3

forward promptly and without delay, since the Premises will remain on the market until a transaction is finally concluded.

As in any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with the experience in evaluating the condition of the property including the possible presence of asbestos, hazardous materials and underground storage tanks.

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or subject matter of this agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments. thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The American's With Disabilities Act.

On behalf of the Landlord, we are excited about the prospect of having Forecross Corporation expand as a tenant in 90 New Montgomery Street. Please call us should you have any questions or need additional information.

Sincerely,




/S/ Steven A. Anderson
Steven A. Anderson
Vice President

(415) 291-8886

CC:

Ms. W. White
Ms. A. McNee
Ms. A. Dawkins

AGREED AND ACCEPTED this _______ day of November,
1997.

Forecross Corporation

By:



Title:  President and CEO